UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 7, 2009

Affiliated Managers Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13459	04-3218510
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Hale Street, Prides Crossing, Massachusetts 01965
(Address of principal executive offices)

(617) 747-3300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act.

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐   Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01.      Other Events

Affiliated Managers Group, Inc. (the “Company”) adopted various new accounting standards in 2009 (the “2009 Accounting Changes”) and, as required, applied the accounting changes to prior periods and updated certain previously reported financial information.

2009 Accounting Changes:

•                  FASB Staff Position (“FSP”) APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”);

•                  Statement of Financial Accounting Standards (“FAS”) No. 141 (revised 2007) “Business Combinations” (“FAS 141R”);

•                  FAS No. 160 “Non-Controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“FAS 160”); and

•                  Emerging Issues Task Force (“EITF”) Topic No. D-98 “Classification and Measurement of Redeemable Securities” (“Topic D-98”).

APB 14-1 requires the Company to bifurcate certain of its convertible debt securities into their theoretical debt and equity components.  The Company accretes (as interest expense) the debt components to their principal amounts over the expected life of the debt.  As a result of APB 14-1, the Company has reported incremental non-cash interest expense of approximately $7.4 million, $7.5 million and $7.5 million for the years ended December 31, 2006, 2007 and 2008, respectively.  Also as a result of APB 14-1, the net gain on the repurchase of a portion of the Company’s junior convertible trust preferred securities in 2008 was reduced to $26.5 million.

FAS 141R requires the Company to expense acquisition-related professional fees.  The Company retrospectively applied FAS 141R to acquisition-related professional fees that were deferred as of December 31, 2008, the effect of which was to reduce Net income by $0.7 million and $5.9 million in 2007 and 2008, respectively.  The other provisions of FAS 141R will be applied to future acquisitions.

FAS 160 requires the Company to change the income statement, balance sheet and cash flow presentation of non-controlling interests (previously known as minority interests).  Net income (non-controlling interest), which was previously reported as Minority interest (and reduced net income) in the Company’s Consolidated Statements of Income, is now included in Net income.  The accumulated capital of non-controlling interests, which was previously reported as Minority interest on the Company’s Consolidated Balance Sheets, is now reported in Equity.  Payments to non-controlling interests, profit distributions and repurchases of Affiliate equity, are now classified as financing activities on the Statements of Cash Flows (previously reported as operating and investing activities, respectively).

Topic D-98 provides guidance on the reporting of equity securities that are subject to mandatory redemption requirements or whose redemption is outside the control of the issuer.  Topic D-98 requires the Company to present the redemption value of its Affiliate equity on its Consolidated Balance Sheets (referred to as “Redeemable non-controlling interests”). Adjustments to Redeemable non-controlling interests are recorded to Stockholders’ equity.

The following items of the 2008 Form 10-K are being updated to reflect the retrospective adoption of the accounting pronouncements described above (which Items as updated are included in Exhibit 99.1 hereto and hereby incorporated by reference herein):

Item 6 — Selected Financial Data

Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations

Item 8 — Financial Statements and Supplementary Data

No items of the 2008 Form 10-K other than those identified above are being updated by this filing. Information in the 2008 Form 10-K is generally stated as of December 31, 2008, and this filing does not reflect any subsequent information or events other than the adoption of the accounting pronouncements described above. Without limitation of the foregoing, this filing does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2008 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management. More current information is contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 (the “Form 10-Q”), and its other filings with the Securities and Exchange Commission. This Current Report on Form 8-K should be read in conjunction with the 2008 Form 10-K, the Form 10-Q and the Company’s other filings. The Form 10-Q and other filings contain important information regarding events, developments and updates to certain expectations of the Company that have occurred subsequent to the filing of the 2008 Form 10-K.

In addition, the Company has filed the Calculation of Ratio of Earnings to Fixed Charges as Exhibit 12.1, updated to reflect the 2009 Accounting Changes.

Item 9.01.              Financial Statements and Exhibits

Exhibit No.	Description

12.1	Calculation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP

99.1	Updated financial information as of December 31, 2008 and 2007 and for each of the three years ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2009

Affiliated Manager s Group, Inc.

	By:	/s/ Darrell Crate
Darrell Crate
Executive Vice President and Chief Financial Officer